Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of The Frontier Fund of our report dated March 23, 2009 relating to our audits of the financial statements of Frontier Trading Company I LLC, Frontier Trading Company II LLC, Frontier Trading Company III LLC, Frontier Trading Company IV LLC, Frontier Trading Company V LLC, Frontier Trading Company VI LLC, Frontier Trading Company VII, LLC, Frontier Trading Company VIII, LLC, and Frontier Trading Company IX, LLC (collectively, the “Trading Companies”), appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
February 1, 2010